Exhibit 4.1


              THIRD AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

           This Third Amendment to the Shareholder Rights Agreement (this "Amendment") entered into as of this 7th day of July, 1999, by and between Designs, Inc., a Delaware corporation (the "Company"), and BankBoston, N.A. (formerly known as The First National Bank of Boston, N.A.), a national banking association, as Rights Agent (the "Rights Agent").

           WHEREAS, the Company entered into a Shareholder Rights Agreement with the Rights Agent, dated as of May 1, 1995 and amended by a First Amendment to Shareholder Rights Agreement, dated as of October 6, 1997, and a Second Amendment to Shareholder Rights Agreement, dated as of May 19, 1999 (as so amended, the "Rights Agreement"); and

           WHEREAS, the parties desire to further amend the Rights Agreement in accordance with Section 27 of the Rights Agreement in the manner described herein.

           NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:


 1. Subsection (a) of Section 1 of the Rights Agreement is hereby amended by deleting the sentence immediately following the first paragraph of such subsection (a) and inserting in place thereof the following sentence:

           Notwithstanding the foregoing, in connection with its proposed acquisition of the Company, as contemplated by the letter dated April 28, 1999 (the "Bid Letter"), from Jewelcor Management, Inc. ("Jewelcor") to the Company, (i) Stanley I. Berger and Jewelcor through its officers may act in concert to take actions through August 1, 1999 reasonably necessary or appropriate to seek consent from Levi Strauss & Co. to the assignment, sublicense or transfer of the Company's rights and obligations under the Amended and Restated Trademark License Agreement made as of October 31, 1998, by and between Levi Strauss & Co. and the Company, to Jewelcor or its Affiliates, and (ii) from and after the latest to occur of (1) Jewelcor's submission to Levi Strauss & Co. of a formal request for the consent referred to in clause (i) of this sentence and the Company's receipt of notice from Levi Strauss & Co. that Jewelcor has substantially complied with all information requests of Levi Strauss & Co. in connection therewith, (2) the Company's receipt from Jewelcor of its written request for any material information concerning the Company that Jewelcor believes it has not already received, and
           (3) the Company's receipt from Jewelcor of a mark-up of the draft acquisition agreement previously delivered to Jewelcor, Jewelcor through its officers may communicate with the five Persons (other than Jewelcor or any of its Affiliates or Associates) who, as of the most recent practicable date prior to the satisfaction of the conditions contained in clauses (1), (2) and (3) above, have the largest percentage Beneficial Ownership interest in the Common Stock solely for the purpose of ascertaining their interest in participating as an equity investor in Jewelcor's proposed acquisition of the Company as contemplated by the Bid Letter (provided, however, that the exception set forth in this clause (ii) shall not permit Jewelcor or any of its Affiliates or Associates to enter into any binding agreement or arrangement with any of such holders of Common Stock in respect of the Company or their investment therein unless prior thereto Jewelcor shall have given the Company an opportunity to review the terms of such agreement or arrangement and the Company shall have given its written consent thereto, which consent shall not be unreasonably withheld, it being understood that the Company will not consent to any such agreement or arrangement between or among Jewelcor (or its Affiliates or Associates) and any such holders of Common Stock unless such agreements or arrangements are entered into contemporaneously with an agreement between Jewelcor (or any Affiliate thereof) and the Company providing for an acquisition of the Company at not less than $3.65 per share of Common Stock in cash); and none of Stanley I. Berger, Jewelcor, any officers of Jewelcor, or any of such holders of Common Stock, individually or collectively, will be deemed to be an Acquiring Person as a result of the taking of any of the actions permitted by clause (i) or clause (ii) above.

 2. The first sentence of subsection (a) of Section 3 of the Rights Agreement is hereby amended by deleting such sentence in its entirety and substituting therefor the following sentence:

           From the date hereof until the earlier of (i) the close of business on the tenth Business Day after the Stock Acquisition Date (unless the event resulting in the occurrence of the Stock Acquisition Date is an acquisition of shares of Common Stock pursuant to an all-cash tender offer for any and all outstanding shares of Common Stock at a price of not less than $3.65 per share, provided, that the Person making such tender offer shall have irrevocably committed to effect a second-step merger pursuant to which all outstanding shares of Common Stock not purchased by such Person in the tender offer will be converted into and exchanged for the same per share cash consideration paid in the tender offer (any such tender offer, a "Qualifying Offer")), (ii) the close of business on the tenth Business Day (or such other Business Day, if any, as the Board of Directors may determine in its sole discretion) after the date of the commencement by any Person, other than an Exempt Person, of a tender or exchange offer (other than a Qualifying Offer) if, upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, or
           (iii) the determination by the Board of Directors of the Company, pursuant to the criteria set forth in Section 11(a)(ii)(B) hereof, that a Person is an Adverse Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock.

 3. Clause (A) of subsection (a)(ii) of Section 11 of the Rights Agreement is hereby amended by deleting such clause in its entirety and substituting therefor the following new clause (A):

                (A) any Person, alone or together with its Affiliates and Associates, shall become an Acquiring Person (unless the event causing such Person to become an Acquiring Person is an acquisition of shares of Common Stock made on or prior to November 7, 1999 pursuant to a Qualifying Offer), or

 4. Section 13 of the Rights Agreement is hereby amended by adding a new subsection (d) thereto as follows:

                (d) Notwithstanding anything in this Agreement to the contrary, this Section 13 shall not be applicable to a transaction described in clause (x) or (y) of Section 13(a) if
           (i) such transaction is consummated with a Person or Persons, or a wholly owned subsidiary of any such Person or Persons, who acquired shares of Common Stock on or prior to November 7, 1999 pursuant to a Qualifying Offer (as such term is defined in Section 3(a) hereof), (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such Qualifying Offer and
           (iii) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such Qualifying Offer. Upon consummation of any such transaction contemplated by this Section 13(d), all Rights hereunder shall expire.

 5. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all other references to the Rights Agreement shall be deemed to include this Amendment.

 6. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

 7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested under seal as of the date first written above.



 Attest:                            DESIGNS, INC.


  /s/ Scott N. Semel                /s/ Joel H. Reichman
 -------------------------          --------------------------
 Name:     Scott N. Semel           Name:  Joel H. Reichman
 Title:    General Counsel          Title: President and Chief
                                           Executive Officer




 Attest:                            BANKBOSTON, N.A.


 /s/ Patricia DeLuca                /s/ Carol Mulvey-Eori
 -------------------------          ---------------------------
 Name:   Patricia DeLuca            Name:   Carol Mulvey-Eori
 Title:  Senior Account             Title:  Managing Director
         Administrator